FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
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SCOTT FLANDERS ELECTED CEO OF PLAYBOY ENTERPRISES;
DAVID CHEMEROW APPOINTED NON-EXECUTIVE CHAIRMAN

Flanders to Assume New Roles July 1, 2009

CHICAGO, Monday, June 1, 2009 –  Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced the election of Scott N. Flanders as chief executive officer and a member of the board of directors.  PEI also announced the appointment of David I. Chemerow, senior vice president and chief financial officer of Olympus Media, LLC, as non-executive chairman of the board.

In his new position, Flanders, 52, will be responsible for the company’s strategic direction and business operations.  He joins PEI from Freedom Communications, a major media company, where he served for three years as president and chief executive officer.  During his tenure, he significantly expanded interactive revenues, established key partnerships and streamlined the organization.  Previously he spent nearly six years at Columbia House Company, where, as chairman and chief executive officer, he was responsible for developing and implementing the strategy that returned that company to profitability.

These two appointments cap a five-month search by the Playboy board of directors, during which board member Jerome Kern served as Playboy’s interim chairman and chief executive officer.  Kern will remain on Playboy’s board of directors.

“In Scott, we believe we have found a seasoned CEO who is uniquely suited to running Playboy,” said Chemerow.  “Scott’s focus on creating value for shareholders, his proven ability to transform businesses and improve profitability and his understanding of the challenges and opportunities inherent in the media industry today give us confidence that he will provide the leadership needed to grow the company.”

Flanders said: “The Playboy brand represents enormous opportunity. My goal is to maximize the power of the brand in order to create additional value for Playboy’s customers, employees and shareholders.

“This is a particularly exciting time to assume the role of CEO,” said Flanders.  “The evolution of the media industry and the global recession’s effect on consumer spending intensify the need for a creative and effective business model.  I look forward to working with Hugh Hefner, David and the employee team to take Playboy to the next level.”

Chemerow, 57, whose appointment is effective immediately, joined Olympus Media, which specializes in the sale of outdoor media, in 2005.  For the previous nine years, he held a series of senior executive positions in the media, entertainment and online industry. Between 1990 and 1996, he served as executive vice president, finance and operations, and chief financial officer of Playboy, and has served as a member of PEI’s board since leaving the company’s management team.

Additional information about Scott N. Flanders

Prior to joining Columbia House in 1999, Flanders served as chairman, president and chief executive officer of Telstreet.com, an e-commerce company that was merged with Buy.com.  Previously he spent 14 years with Macmillan Publishing, rising to president of Macmillan USA and establishing that company as the largest computer book publisher.  He began his career as a tax and business consultant with Coopers & Lybrand.  He holds a Juris Doctor from The Maurer School of Law at Indiana University and a Bachelor of Arts from the University of Colorado. He is also a CPA.

Flanders also serves as president of the board of visitors of The Maurer School of Law at Indiana University and is a board member of the Columbia Business School Media Forum.  He is on the board of directors of eHealth, Inc. as well as numerous civic organizations.

Additional information about David I. Chemerow

Prior to joining Olympus Media, Chemerow was chief operating officer for TravelCLICK, Inc. a leading provider of solutions that help hotels maximize profit from electronic distribution channels.  He earlier served as chief operating officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators.  From 1999 to 2000, he was with Soldout.com, Inc., an event and entertainment resource, serving as president and CEO.  He also was president and chief operating officer of GT Interactive Software Corp. and executive vice president and chief financial officer of ENTEX Information Systems. He began his career at American Can Company.

Chemerow holds a Masters of Business Administration from Tuck School at Dartmouth College and a Bachelor of Arts from Dartmouth College.  He also serves on the board of directors of Dunham’s Athleisure Corp.

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Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.